Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-228972 on Form S-1 of Forbes Energy Services, Ltd. of our report dated May 4, 2018 (January 24, 2019, as to the effects of the adoption of ASU 2016-18 “Statement of Cash Flows (Topic 230) Restricted Cash” as described in Note 3) relating to the financial statements of Cretic Energy Services, LLC as of and for the year ended December 31, 2017 appearing in the Current Report on Form 8-K/A of Forbes Energy Services, Ltd dated January 24, 2019 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Houston, Texas

January 24, 2019